EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE
Contact: Richard Kelley, Chief Financial Officer
(800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2010
Dallas, Texas, May 14, 2010 — The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the first quarter ended March 31, 2010.
For the quarter, net income was $5.3 million, or $3.44 per share, compared to net income of $3.0 million, or $1.94 per share, in 2009, on revenue of $47.2 million and $39.7 million, respectively.
Following is a comparison of results for the 2010 and 2009 quarters:
Operating Income. The operating income for the 2010 and 2009 quarters, primarily from textile products operations, was $8.2 million and $4.8 million, respectively. The increase was principally due to an increase in sales of specialty fabric to U.S. military contractors as a result of increases in orders from the military to Brookwood’s customers, as well as increased sales in the commercial market segment, sail cloth and flag products. Sales of specialty fabric to U.S. military contractors accounted for $34,657,000 and $28,394,000 in the 2010 and 2009 first quarters, which represented 73.5% and 71.6% of Brookwood’s sales, respectively.
Other Income (Loss). Other income (loss) consists of interest expense, and interest and other income. For the first quarter of 2010, other income (loss) was a loss of $60,000, compared to a loss of $61,000 in 2009.
Income Tax Expense. For the 2010 first quarter, the income tax expense was $2.9 million, which included a $2.6 million current federal tax expense and a $313,000 state tax expense, compared to the 2009 first quarter income tax expense of $1.8 million, which included a $1.5 million non-cash deferred federal tax expense and a $243,000 state tax expense.

The following table sets forth selected financial information for the three months ended March 31, 2010 and 2009.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Revenue	$47,150	$39,667

Operating income	$8,181	$4,780
Other income (loss)	(60)	(61)

Income before income taxes	8,121	4,719
Income tax expense	2,871	1,765

Net income	$5,250	$2,954

PER COMMON SHARE
BASIC:
Net income	$3.44	$1.94

Weighted average shares outstanding	1,525	1,525

DILUTED:
Net income	$3.44	$1.94

Weighted average shares outstanding	1,525	1,525

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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